Exhibit 99.1

            Virage Logic Reports Second-Quarter Fiscal 2004 Results;
   Company Returns to Profitability; Posts 35% Year-Over-Year Revenue Growth
                              and Record Royalties

    FREMONT, Calif.--(BUSINESS WIRE)--April 20, 2004--Virage Logic Corporation (Nasdaq:VIRL)

    Quarterly News Release Highlights:

    -- Q2 revenues of $13.0 million, compared with $9.6 million for Q2 fiscal 2003, and $10.9 million for Q1 fiscal 2004

    -- Q2 GAAP net income of $189,000, or $0.01 per share, compared with a GAAP net loss of $1.6 million, or $0.08 per share, for Q2 fiscal 2003, and a GAAP net loss of $359,000, or $0.02 per share, for Q1 fiscal 2004

    Virage Logic Corporation (Nasdaq:VIRL), a leading provider of best-in-class semiconductor IP platforms, today reported its financial results for the second fiscal quarter ended March 31, 2004.
    Revenues for the second quarter of fiscal 2004 were $13.0 million, up 35 percent from $9.6 million for the second quarter of fiscal 2003, and up sequentially from $10.9 million for the first quarter of fiscal 2004. Total license revenue for the second quarter of fiscal 2004 was $11.2 million, compared with $9.0 million for the same quarter a year ago, and $9.5 million for the prior quarter. Royalties for the second quarter of fiscal 2004 were a record $1.8 million, up from $579,000 for the second quarter of fiscal 2003, and up sequentially from $1.4 million for the previous quarter.
    As reported under generally accepted accounting principles (GAAP) in the U.S., net income for the second quarter of fiscal 2004 was $189,000, or $0.01 per share, compared with a net loss for the second quarter of fiscal 2003 of $1.6 million, or $0.08 per share. Net income for the second quarter of fiscal 2004 improved sequentially from a net loss of $359,000, or $0.02 per share.
    For the first six months of fiscal 2004, revenues were $23.8 million, up 12 percent from $21.2 million for the first six months of the prior fiscal year. Net loss for the first six months of fiscal 2004 was $170,000, or $0.01 per share. This compared with a net loss of $2.0 million, or $0.09 per share, for the same period of fiscal 2003.
    "We are pleased to have achieved our goal of returning to profitability for the second quarter while continuing to invest in developing new products," said Adam Kablanian, Virage Logic's president and chief executive officer. "During the second quarter, we experienced continued customer momentum for our 90-nanometer product offering with additional design start wins and customer adoption of our Self-Test and Repair (STAR) Memory System(TM) remained strong. In recent months, we have also expanded our process technology footprint to include additional foundry partners in order to broaden our market opportunity while giving our customers increased flexibility in producing their designs."

    Additional Recent Business Highlights

    During the second quarter, Virage Logic:

    -- Announced a partnership whereby Virage Logic will provide its Technology-Optimized Platform, as well as its ASAP Logic(TM) Metal Programmable Cell Libraries, for Chartered Semiconductor Manufacturing and IBM's jointly developed 90-nanometer manufacturing process

    -- Booked four new 90-nanometer agreements with foundry and integrated device manufacturer (IDM) customers

    -- Signed 10 new ASAP Logic and semiconductor IP platform agreements

    -- As part of a multi-million-dollar agreement with Kawasaki Microelectronics, successfully delivered a comprehensive portfolio of Virage Logic's ASAP Logic products based on Taiwan Semiconductor Manufacturing Company's (TSMC) and United Microelectronics Corporation's (UMC) 0.13-micron and 90-nanometer processes. As part of Kawasaki's Matrix ASIC initiative, this offering enables customers to mix and match logic components from several different Virage Logic libraries

    -- Signed a total of 10 new direct royalty-bearing agreements for the STAR Memory System and NetCAM(TM) Content Addressable
        Memory products, bringing the total number of agreements to over 70

    --  Recorded revenue under licensing agreements from 55 customers
        - 46 existing and 9 new.

    Business Outlook

    Virage Logic also announced today its outlook for the third quarter of fiscal 2004. The company currently expects to continue to be profitable on anticipated total revenues in the range of $13.5 to $14.0 million. Expected total revenues for the quarter are anticipated to include royalties of approximately $1.9 million. The company expects to report GAAP net income of approximately $0.01 to $0.02 per diluted share. Although this news release will be available on the company's website, the company disclaims any duty or intention to update these or any other forward-looking statements.

    Webcast and Taped Replay

    Virage Logic's management plans to hold a teleconference on second-quarter 2004 results at 1:30 p.m. PT / 4:30 p.m. ET today. Both a live webcast and an archived webcast of management's teleconference regarding second-quarter results will be available to all investors from April 20, 2004 until April 20, 2005 on the Virage Logic website at http://www.viragelogic.com/ir/. In addition, a telephonic replay will be available through April 27, 2004 at (719) 457-0820, access code 479808.

    About Virage Logic

    Virage Logic Corporation (Nasdaq:VIRL) is a leading provider of best-in-class semiconductor IP platforms based on memory, logic, and I/Os that are silicon-proven and production ready. Virage Logic meets market demands for cost reduction, while improving performance and reliability for fabless and integrated device manufacturer (IDM) companies focused on the consumer, communications and networking, handheld and portable, and computer and graphics markets. Virage Logic is headquartered in Fremont, California and has sales and support offices worldwide. For more information, visit www.viragelogic.com or call (877) 360-6690 toll free or (510) 360-8000.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to trends, business outlook, products, and customer relationships. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic's ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic's ability to execute on its strategy to become a provider of semiconductor IP platforms; Virage Logic's ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic's technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company's ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company's ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company's Annual Report on Form 10-K for the period ended September 30, 2003, and in Virage Logic's other periodic reports filed with the SEC, all of which are available from Virage Logic's website (www.viragelogic.com) or from the SEC's website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

    All trademarks are the property of their respective owners and are protected herein.



                       Virage Logic Corporation
                 Consolidated Statements of Operations
               (In thousands, except per-share amounts)

                                  Three Months Ended Six Months Ended
                                  Mar. 31, Mar. 31,  Mar. 31, Mar. 31,
                                    2004     2003      2004     2003
                                   -------  -------  -------  -------
Revenues:
   License                         $11,212  $ 9,046  $20,686  $20,096
   Royalties                         1,765      579    3,151    1,094
                                   -------  -------  -------  -------
Revenues                            12,977    9,625   23,837   21,190
Cost and expenses:
 Cost of revenues                    2,867    2,239    5,303    4,890
 Research and development            4,639    5,021    9,052    9,650
 Sales and marketing                 3,714    2,930    6,962    6,013
 General and administrative          1,636    1,309    3,081    2,494
 Stock-based compensation               49      441       99    1,016
                                   -------  -------  -------  -------
    Total cost and expenses         12,905   11,940   24,497   24,063
                                   -------  -------  -------  -------
Operating income (loss)                 72   (2,315)    (660)  (2,873)
Interest income and other, net         136      139      304      388
                                   -------  -------  -------  -------
Income (loss) before taxes             208   (2,176)    (356)  (2,485)
Income tax provision (benefit)          19     (611)    (186)    (535)
                                   -------  -------  -------  -------
Net income (loss)                  $   189  $(1,565) $  (170) $(1,950)
                                   =======  =======  =======  =======

Earnings per share:
     Basic                         $  0.01  $ (0.08) $ (0.01) $ (0.09)
     Diluted                       $  0.01  $ (0.08) $ (0.01) $ (0.09)

Shares used in computing per share
 amounts:
     Basic                          21,373   20,729   21,277   20,649
     Diluted                        22,168   20,729   22,071   20,649


                       Virage Logic Corporation
                      Consolidated Balance Sheets
                            (In thousands)

                                                  Mar. 31,   Sept. 30,
                                                    2004        2003
                                                   --------  --------
ASSETS

 Current assets:
   Cash and cash equivalents                       $ 55,346  $ 38,930
   Investments                                        4,086    16,085
   Accounts receivable, net                          14,134    10,499
   Costs in excess of related billings on
    uncompleted contracts                               585       619
   Prepaid expenses and other                         3,557     3,820
   Taxes receivable                                     379        --
                                                   --------  --------
       Total current assets                          78,087    69,953
   Property, equipment and leasehold improvements,
    net                                               5,017     6,250
   Intangible assets, net of amortization            12,737    12,930
   Deferred tax assets                                2,942     2,942
   Long-term investments                                 --     4,095
   Other long-term assets                               398       392
                                                   --------  --------
         Total assets                              $ 99,181  $ 96,562
                                                   ========  ========

LIABILITIES AND STOCKHOLDERS' EQUITY

 Current liabilities:
   Accounts payable                                $    318  $    807
   Accrued expenses                                   4,120     3,771
   Deferred revenue                                   4,892     2,613
   Income taxes payable                                  --       309
                                                   --------  --------
       Total current liabilities                      9,330     7,500
 Deferred tax liability                               1,189     1,189
 Deferred acquisition costs                              --       500
                                                   --------  --------
       Total liabilities                             10,519     9,189
 Stockholders' equity:
   Common stock                                          21        21
   Additional paid-in capital                       111,677   110,330
   Unrealized gains and losses                           16         2
   Deferred stock-based compensation                    (32)     (130)
   Accumulated deficit                              (23,020)  (22,850)
                                                   --------  --------
       Total stockholders' equity                    88,662    87,373
                                                   --------  --------
          Total liabilities and stockholders'
           equity                                  $ 99,181  $ 96,562
                                                   ========  ========


    CONTACT: Virage Logic
             Mike Seifert, 510-360-8025
             Chief Financial Officer
             michael.seifert@viragelogic.com